EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media—Ben Ederington

Westlake Chemical Corporation Announces Fourth Quarter and Full Year 2016 Results

Westlake Chemical Corporation (NYSE: WLK) today reported net income of $98.9 million, or $0.76 per diluted share, on net sales of $1,735.2 million for the quarter ended December 31, 2016. This represents a decrease in net income of $12.1 million, or $0.08 per diluted share, compared to the quarter ended December 31, 2015 net income of $111.0 million, or $0.84 per diluted share, on net sales of $986.8 million. Net income for the fourth quarter of 2016 was impacted by:

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pre-tax unabsorbed fixed manufacturing costs and other costs associated with the turnaround of the Lake Charles, Louisiana vinyls chlor-alkali unit, and other planned turnarounds and unplanned outages totaling approximately $38.9 million, or $0.19 per diluted share, and the lost sales associated with such turnarounds and outages;

•	the pre-tax impact of selling higher-cost Axiall inventory at fair value of approximately $13.8 million, or $0.07 per diluted share, following the acquisition of Axiall Corporation; and

•	pre-tax transaction and integration related expenses of approximately $13.1 million, or $0.07 per diluted share.
The above items were partially offset by a lower effective tax rate as a result of $28.6 million, or $0.22 per diluted share, in various tax adjustments. Net sales for the fourth quarter of 2016 increased over the fourth quarter of 2015, mainly due to sales contributed by Axiall. Income from operations was $152.7 million in the fourth quarter of 2016 compared to $181.1 million in the fourth quarter of 2015. Income from operations in the fourth quarter of 2016 was lower than the prior year period mainly as a result of the transaction and integration related costs, the effect of selling higher-cost Axiall inventory recorded at fair value, and the impact from the planned turnarounds and unplanned outages.
Fourth quarter 2016 net income of $98.9 million, or $0.76 per diluted share, increased $33.2 million from the $65.7 million, or $0.51 per diluted share, reported in the third quarter of 2016. Net sales for the fourth quarter of 2016 of $1,735.2 million were higher than the $1,279.0 million reported in the third quarter, mainly due to sales contributed by Axiall. Income from operations for the fourth quarter of 2016 of $152.7 million was higher than the $46.6 million reported in the third quarter of 2016. The improvement in income from operations was primarily due to lower transaction and integration costs as compared to the third quarter of 2016 and record ethylene production in the fourth quarter of 2016.

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For the year ended December 31, 2016, net income was $398.9 million, or $3.06 per diluted share, on net sales of $5,075.5 million. This represents a decrease in net income of $247.1 million, or $1.80 per diluted share, from 2015 net income of $646.0 million, or $4.86 per diluted share, on net sales of $4,463.3 million. Net income for the year ended December 31, 2016 was impacted by (1) pre-tax transaction and integration-related costs of approximately $103.7 million, or $0.52 per diluted share, associated with the acquisition of Axiall; (2) pre-tax unabsorbed fixed manufacturing costs and other costs associated with the turnaround and expansion of the Lake Charles Petro 1 ethylene unit and other planned turnarounds and unplanned outages totaling approximately $155.1 million, or $0.77 per diluted share; and (3) lost sales associated with such turnarounds and outages; partially offset by (4) a realized gain of approximately $49.1 million from the previously held outstanding shares of common stock of Axiall; and (5) a lower effective tax rate of 24.8%. The 2016 tax rate was impacted by discrete items totaling $46.9 million, which decreased the tax provision for 2016. Net sales for the year ended December 31, 2016 increased $612.2 million to $5,075.5 million compared to net sales for the year ended December 31, 2015 of $4,463.3 million, primarily due to sales contributed by Axiall and higher sales volume for PVC resin, partially offset by lower sales prices for all our major products and lower sales volumes for our major olefins products. Income from operations was $581.5 million for the year ended December 31, 2016 as compared to $959.8 million for the year ended December 31, 2015, a decrease of $378.3 million. The decrease was mainly attributable to lower sales prices for all our major products, transaction and integration-related costs associated with the Axiall acquisition and the lost sales, lower production rates, unabsorbed fixed manufacturing costs and other costs associated with the planned turnaround and expansion of the Lake Charles Petro 1 ethylene unit and other planned turnarounds and unplanned outages. The decrease in income from operations for the year ended December 31, 2016 was partially offset by lower average feedstock and energy costs and higher product margins at our European operations, as compared to the prior year.
“We are pleased with our earnings for 2016 despite lower sales prices following the decline in global crude oil prices and the impact on earnings due to major planned turnarounds,” said Albert Chao, President and Chief Executive Officer. “We continue to benefit from solid demand for our products and, as we entered the new year, a rising price environment for our Olefins and Vinyls products. We believe the global demand trends are favorable for our products and that we are positioned to benefit from improving commodity prices which are supported by the continued recovery in crude oil prices. We are also making significant progress in integrating our recently acquired Axiall business and are working towards achieving the anticipated synergies.”
Net cash provided by operating activities was $833.9 million for the full year 2016 and capital expenditures for the full year were $628.5 million. As of December 31, 2016, we had cash and cash equivalents of $620.0 million (including restricted cash of $160.5 million) and our total debt was $3,828.0 million.
EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $307.5 million for the fourth quarter of 2016 increased $56.3 million compared to EBITDA of $251.2 million reported in the fourth quarter of 2015. EBITDA for the fourth quarter of 2016 increased $125.4 million compared to EBITDA of $182.1 million in the third quarter of 2016. EBITDA for the year ended December 31, 2016 of $1,015.5 million decreased $228.4 million compared to EBITDA of $1,243.9 million for the year ended December 31, 2015. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.
OLEFINS SEGMENT
The Olefins segment reported income from operations of $149.5 million in the fourth quarter of 2016, an increase of $10.8 million compared to income from operations of $138.7 million in the fourth quarter of 2015. The fourth quarter of 2016 benefited from record ethylene production following the expansion of our Lake Charles Petro 1 ethylene unit. Trading activity in the fourth quarter of 2016 resulted in a gain of $11.9 million as compared to a loss of $6.9 million in the fourth quarter of 2015.
The Olefins segment income from operations of $149.5 million for the fourth quarter of 2016 increased $31.0 million from the $118.5 million reported in the third quarter of 2016. The fourth quarter benefited from record ethylene production, partially offset by lower integrated olefins product margins. Trading activity in the fourth quarter of 2016 resulted in a gain of $11.9 million as compared to a loss of $7.8 million in the third quarter of 2016.
The Olefins segment reported income from operations of $557.8 million for the year ended December 31, 2016 as compared to income from operations of $747.4 million for the year ended December 31, 2015, a decrease of $189.6 million. This decrease was predominantly attributable to lower olefins integrated product margins, primarily as a result of lower sales prices as compared to 2015, and the lost sales, lower production rates, unabsorbed fixed manufacturing costs and other costs related to the turnaround and expansion of the Lake Charles Petro 1 ethylene unit and other planned turnarounds and unplanned outages in 2016. Trading activity for 2016 resulted in a gain of $19.7 million as compared to a loss of $11.4 million in 2015.

VINYLS SEGMENT
The Vinyls segment reported income from operations of $37.6 million in the fourth quarter of 2016, a decrease of $14.0 million compared to income from operations of $51.6 million in the fourth quarter of 2015. This decrease was mainly attributable to lost sales, lower production rates, unabsorbed fixed manufacturing costs and other costs associated with a major planned turnaround at our Lake Charles vinyls operations and the impact of selling higher cost Axiall inventory at fair value following the acquisition . This decrease was partially offset by higher sales prices for most of our major products.
The Vinyls segment income from operations of $37.6 million for the fourth quarter of 2016 increased $15.4 million from the $22.2 million reported in the third quarter of 2016. This increase was primarily due to higher caustic sales prices, higher sales volumes for most of our major products and sales contributed by Axiall, partially offset by lost sales, lower production rates and unabsorbed fixed manufacturing costs associated with a major planned turnaround at our Lake Charles vinyls facility.
The Vinyls segment reported income from operations of $174.1 million for the year ended December 31, 2016 as compared to income from operations of $254.5 million for the year ended December 31, 2015, a decrease of $80.4 million. This decrease was primarily driven by the lost sales, lower production rates, unabsorbed fixed manufacturing costs and other costs associated with the unplanned outage at our Calvert City facility and the planned turnaround at our Lake Charles vinyls operations. Income from operations for the year ended December 31, 2016 was also lower as a result of lower sales prices for our major products, partially offset by higher product margins at our European operations, as compared to 2015. In addition, income from operations for the year ended December 31, 2016 included the negative impact of selling higher-cost Axiall inventory recorded at fair value.

The statements in this release and the related teleconference relating to matters that are not historical facts, such as statements regarding commodity prices and the integration of Axiall and related synergies are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas from shale production; the price of crude oil; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; Westlake’s ability to realize anticipated benefits of the Axiall acquisition and to integrate Axiall’s business; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC in February 2016 and the risk factors in our other filings with the SEC.

Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's fourth quarter and full year 2016 results will be held Tuesday, February 21, 2017 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). To access the conference call, dial (855) 760-8160, or (704) 288-0624 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 55515510.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on Tuesday, February 28, 2017. To hear a replay, dial (855) 859-2056, or (404) 537-3406 for international callers. The replay passcode is 55515510.
The conference call will also be available via webcast at: http://edge.media-server.com/m/p/cgaowosz and the earnings release can be obtained via the company's web page at: http://www.westlake.com/investor-relations.

WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

	(In thousands of dollars, except per share data)
Net sales	$1,735,180	$986,766	$5,075,456	$4,463,336
Cost of sales	1,453,702	750,578	4,094,894	3,278,145
Gross profit	281,478	236,188	980,562	1,185,191
Selling, general and administrative expenses	115,679	55,043	295,436	225,364
Transaction and integration-related costs	13,122	—	103,672	—
Income from operations	152,677	181,145	581,454	959,827
Interest expense	(42,507)	(7,896)	(79,473)	(34,656)
Other income, net	4,307	4,480	56,398	38,270
Income before income taxes	114,477	177,729	558,379	963,441
Provision for income taxes	9,188	61,572	138,520	298,396
Net income	105,289	116,157	419,859	665,045
Net income attributable to noncontrolling interests	6,344	5,188	21,000	19,035
Net income attributable to Westlake Chemical Corporation	$98,945	$110,969	$398,859	$646,010
Earnings per common share attributable to Westlake Chemical Corporation:
Basic	$0.76	$0.85	$3.07	$4.88
Diluted	$0.76	$0.84	$3.06	$4.86

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WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2016	December 31, 2015

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$459,453	$662,525
Marketable securities	—	520,144
Accounts receivable, net	938,743	508,532
Inventories	801,100	434,060
Restricted cash	160,527	—
Other current assets	48,493	49,928
Total current assets	2,408,316	2,175,189
Property, plant and equipment, net	6,420,062	3,004,067
Other assets, net	2,061,875	390,029
Total assets	$10,890,253	$5,569,285

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$1,033,742	$522,642
Current term loan, net	149,341	—
Long-term debt, net	3,678,654	758,148
Other liabilities	2,136,471	726,564
Total liabilities	6,998,208	2,007,354
Total Westlake Chemical Corporation stockholders' equity	3,523,629	3,265,878
Noncontrolling interests	368,416	296,053
Total equity	3,892,045	3,561,931
Total liabilities and equity	$10,890,253	$5,569,285

WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended December 31,
	2016	2015

	(In thousands of dollars)
Cash flows from operating activities
Net income	$419,859	$665,045
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	377,666	245,757
Deferred income taxes	100,677	39,784
Other balance sheet changes	(64,350)	128,250
Net cash provided by operating activities	833,852	1,078,836
Cash flows from investing activities
Acquisition of business, net of cash acquired	(2,437,829)	15,782
Additions to cost method investment	(17,000)	—
Additions to property, plant and equipment	(628,483)	(491,426)
Proceeds from disposition of equity method investment	—	27,865
Proceeds from sales and maturities of securities	662,938	48,900
Purchase of securities	(138,422)	(605,098)
Other, net	(4,004)	(2,199)
Net cash used for investing activities	(2,562,800)	(1,006,176)
Cash flows from financing activities
Debt issuance costs	(35,773)	—
Dividends paid	(96,560)	(91,551)
Distributions to noncontrolling interests	(16,637)	(14,856)
Proceeds from senior notes issuance	1,428,512	—
Proceeds from term loan and drawdown of revolver	600,000	—
Restricted cash associated with term loan	(154,000)	—
Repayment of revolver	(125,000)	—
Repurchase of common stock for treasury	(67,406)	(162,459)
Other, net	81	(17,946)
Net cash provided by (used for) financing activities	1,533,217	(286,812)
Effect of exchange rate changes on cash and cash equivalents	(7,341)	(3,924)
Net decrease in cash and cash equivalents	(203,072)	(218,076)
Cash and cash equivalents at beginning of the year	662,525	880,601
Cash and cash equivalents at end of the year	$459,453	$662,525

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

	(In thousands of dollars)
Net external sales
Olefins	$470,765	$468,061	$1,893,634	$2,260,113
Vinyls	1,264,415	518,705	3,181,822	2,203,223
	$1,735,180	$986,766	$5,075,456	$4,463,336
Income (loss) from operations
Olefins	$149,532	$138,692	$557,806	$747,436
Vinyls	37,582	51,621	174,141	254,452
Corporate and other	(34,437)	(9,168)	(150,493)	(42,061)
	$152,677	$181,145	$581,454	$959,827
Depreciation and amortization
Olefins	$40,918	$28,444	$136,500	$110,684
Vinyls	108,897	36,931	237,588	134,546
Corporate and other	658	153	3,578	527
	$150,473	$65,528	$377,666	$245,757
Other income, net
Olefins	$1,451	$886	$5,156	$4,656
Vinyls	1,416	1,612	3,138	8,540
Corporate and other	1,440	1,982	48,104	25,074
	$4,307	$4,480	$56,398	$38,270

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME AND
TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2016	2015	2016	2015

	(In thousands of dollars)
Net cash provided by operating activities	$174,268	$289,692	$237,536	$833,852	$1,078,836
Changes in operating assets and liabilities and other	(101,334)	(189,636)	(89,180)	(313,316)	(374,007)
Deferred income taxes	(2,920)	5,233	(32,199)	(100,677)	(39,784)
Net income	$70,014	$105,289	$116,157	$419,859	$665,045
Add:
(Benefit from) provision for income taxes	(6,552)	9,188	61,572	138,520	298,396
Interest expense	24,366	42,507	7,896	79,473	34,656
Depreciation and amortization	94,229	150,473	65,528	377,666	245,757
EBITDA	$182,057	$307,457	$251,153	$1,015,518	$1,243,854

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	Fourth Quarter 2016 vs. Fourth Quarter 2015		Fourth Quarter 2016 vs. Third Quarter 2016
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	+4.0%	-3.5%	-0.9%	-4.5%
Vinyls	+3.9%	+139.9%	+0.4%	+61.3%
Company	+4.0%	+71.9%	-0.1%	+35.8%

Average Quarterly Industry Prices (1)

	Quarter Ended
	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016
Ethane (cents/lb)	5.9	5.3	6.8	6.3	8.0
Propane (cents/lb)	9.9	9.1	11.7	11.2	13.7
Ethylene (cents/lb) (2)	21.4	21.1	25.9	32.5	28.2
Polyethylene (cents/lb) (3)	65.0	60.3	67.0	68.7	65.3
Styrene (cents/lb) (4)	58.3	58.0	65.2	66.8	69.3
Caustic soda ($/short ton) (5)	595.8	582.5	611.7	660.8	725.0
Chlorine ($/short ton) (6)	285.0	285.0	296.7	304.2	305.0
PVC (cents/lb) (7)	64.5	64.8	70.5	71.5	72.2
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(1)	Industry pricing data was obtained from IHS Chemical. We have not independently verified the data.

(2)	Represents average North American spot prices of ethylene over the period as reported by IHS Chemical.

(3)	Represents average North American net transaction prices of polyethylene low density GP-Film grade over the period as reported by IHS Chemical.

(4)	Represents average North American contract prices of styrene over the period as reported by IHS Chemical.

(5)	Represents average North American undiscounted contract prices of caustic soda over the period as reported by IHS Chemical.

(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by IHS Chemical.

(7)	Represents average North American contract prices of PVC over the period as reported by IHS Chemical.

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